UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2010

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33710	06-1393453
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 1100, 10 Middle Street, Bridgeport, CT	06604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:	(203) 416-5290

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective June 30, 2010, the Registrant entered into a Transition Services Agreement (the “Agreement”) with Charles W. Grinnell, Vice President, General Counsel, Corporate Secretary and a Director of the Registrant.  The Agreement relates to the proposed merger of the Registrant with Catalytic Solutions, Inc. (the “Acquisition”) as described in Registration Statement No. 333-166865 on Form S-4 filed with the Commission on May 14, 2010 and provides that, if Mr. Grinnell remains in the employ of the Registrant through the earlier of (A) the six (6) month period following the closing of the Acquisition or (B) the date that the Registrant closes its Bridgeport, Connecticut office, Mr. Grinnell will receive from the Registrant a transition bonus in the amount of $86,730.  The Agreement contains a termination clause to the effect that if the Acquisition does not occur on or before September 6, 2010, or such later date as determined by the Registrant, the Agreement will be void and no transition bonus will be paid.  Further, the Agreement states that the parties may, if both are interested, enter into some future arrangement for Mr. Grinnell’s services to the Registrant after the Bridgeport office closes on terms, if any, to be mutually agreed.  Prior to its execution on June 30, 2010, the Agreement, a related party transaction, was approved by the Compensation and Nominating Committee and the Audit Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Diesel Technologies, Inc.
By:	/s/ John B. Wynne
John B. Wynne

Its: Vice President and Interim CFO

Dated:  July 6, 2010

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